Exhibit 19

JOHNSON OUTDOORS INC.
INSIDER TRADING POLICY

The Board of Directors of Johnson Outdoors Inc. (the “Company”) has adopted this Insider Trading Policy applicable to all of the Company’s and its designated subsidiaries’ employees, officers, directors and consultants with respect to transactions in the Company’s securities, as well as the securities of publicly traded companies with whom the Company has a business relationship, including customers and suppliers.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions about this Policy, please contact the Company’s General Counsel.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This policy applies to all officers, directors, employees and consultants of the Company and its subsidiaries, who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this policy as “Insiders.” This policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

Administration of the Policy

The Company’s Chief Financial Officer and General Counsel  shall serve as the Compliance Officers for the purposes of this Policy, and in their absence, another employee designated by the Board of Directors shall be responsible for the administration of this Policy.  All determinations and interpretations relating to this Policy by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

1.          Trading on Material Nonpublic Information.  No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period in which he or she possesses Material Nonpublic Information concerning the Company. Moreover, no Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of Material Nonpublic Information about that company that was obtained in the course of his or her involvement with the Company or its subsidiaries.

2.         Short Sales.  No Insider shall engage in a short sale of the Company’s securities.  A “Short Sale” is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “Short Against the Box”). Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale.

3.          Tipping.  No Insider who knows of Material Nonpublic Information about the Company and its subsidiaries shall disclose (“tip”) Material Nonpublic Information to any other person inside the Company whose job or role does not require them to have that information or to any person outside the Company (including family members or friends) concerning the Company or its subsidiaries, nor shall such Insider or related person make recommendations or express opinions as to trading in the Company’s securities on the basis of Material Nonpublic Information, in either case without the Company’s authorization.

4.          Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Therefore, these types of transactions are prohibited by this Policy.

5.         Margin Accounts.  Securities held in a margin account may be sold without your consent by a broker if you fail to meet a margin call.  Because a margin sale may occur at any time when an Insider is aware of Material Nonpublic Information or otherwise are not permitted to trade in the Company’s securities, all Insiders are prohibited from holding the Company’s securities in a margin account. However, the Company may, on a case-by-case basis, grant an exception to this prohibition and permit an Insider to hold Company Securities in a margin account or otherwise pledge Company securities as collateral for a loan.  Any such exception must be approved in advance by the Compliance Officer.  The Compliance Officer may consider any factors he or she deems relevant in deciding whether to approve a margin account or pledge, including the financial capacity of the Insider to satisfy any obligation without resort to the pledged shares and whether the obligations pursuant to the margin account or pledge are full recourse to the Insider.  If the Insider is subject to the Addendum to this Policy, any such margin account or pledge may not be established during any Quarterly Blackout Period or Event-Specific Blackout as provided in the Addendum.

6.          No Exception for Hardship. The existence of a personal financial emergency does not excuse any Insider from compliance with this Policy.

7.       Confidentiality of Nonpublic Information.  Material Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director, employee or consultant of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

8.         Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of directors has adopted an Addendum to this Policy that applies to Company directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to Material Nonpublic Information about the Company.  The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods and during certain event-specific and fact-specific blackouts.  The quarterly blackout periods coincide with the consolidation and distribution of the financial results for the second month of each fiscal quarter. These financial results will be accompanied by a notification from the Chief Financial Officer announcing the immediate closing of the trading window, which will reopen at the beginning of the second trading day following the release of the Company’s earnings for that quarter, barring any other fact-specific or event-specific blackout. Persons covered by the Addendum also must pre-clear all transactions in the Company’s securities.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.         Liability for Insider Trading. Pursuant to federal and state securities laws, potential penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions.  Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.  A person who violates insider trading laws by engaging in transactions in the Company’s securities when he or she has Material Nonpublic Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.  The U.S. Securities and Exchange Commission (“SEC”) can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

2.         Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions as to trading in the Company’s securities on the basis of such information.  Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3.         Possible Disciplinary Actions. The Company may also impose sanctions for failure to comply with this Policy, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

4.         Individual Responsibility.  Every officer, director, employee and consultant has the individual responsibility to comply with this Policy against insider trading and to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of Material Nonpublic Information. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.   Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Applicability of Policy to Inside Information Regarding Other Companies

This policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s distributors, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or during the rendering of services by or on behalf of, the Company or its subsidiaries. Civil and criminal penalties, and termination of employment, may result from trading on or entering into any transaction related to inside information regarding the Company’s Business Partners.  All officers, directors, employees and consultants should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

Information should be regarded as (1) material if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities or the securities of the Company’s Business Partners and (2) nonpublic if the information has not been previously disclosed to the general public and is otherwise not available to the general public such as in a press release or an SEC filing (such information is referred to as “Material Nonpublic Information”).

Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.  While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial results
•	Changes in financial guidance
•	Known but unannounced future earnings or losses
•	Execution or termination of significant contracts with distributors, customers, collaborators and other business partners
•	News of a pending or proposed merger or other acquisition
•	News of the disposition, construction, acquisition, pledging or license of significant assets
•	A cybersecurity risk or incident involving the Company, including relating to customers, suppliers, employees or any Company data
•	Impending bankruptcy or financial liquidity problems
•	Patent or other intellectual property milestones
•	Scientific achievements or other developments from research efforts
•	Significant developments involving corporate relationships
•	Changes in dividend policy or a stock repurchase program
•	New product announcements of a significant nature
•	Significant product defects or modifications

•	Stock splits
•	New equity or debt offerings
•	Positive or negative developments in outstanding litigation
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management

Either positive or negative information may be material.

Additionally, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.  Even after public disclosure of information about the Company, you must wait until the open of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

If you are not sure whether information is considered material and/or public, you should either consult with the Company’s General Counsel or assume that the information is material and non-public and treat it as confidential.

Post-Termination Transactions

This Policy continues to apply to transactions by an Insider in the Company’s securities even after the Insider’s employment or services to the Company or one of its subsidiaries have terminated until any Material Nonpublic Information concerning the Company that the Insider possesses as of the date of termination has become public. Post-Insider transactions are not subject to the Addendum.

Certain Exceptions

Transactions under Company Stock Incentive Plans

The Company’s insider trading policy does not apply to the exercise of an employee stock option granted by the Company, the exercise of stock appreciation rights under the Company’s stock incentive plan, the grant of restricted stock or restricted stock units  or other equity awards under the Company’s stock incentive plan (but not the sale of any shares issued upon such exercise or grant) or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to such an option to satisfy tax withholding requirements. Nor does it apply to your surrender to the Company of previously owned shares to pay the option exercise price. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or following the vesting of restricted stock, or any other market sale. In other words, while the exercise of an employee stock option is not subject to the policy, any sale of the shares acquired upon exercise (other than to the Company) is subject to the policy.

Bona Fide Gifts

For purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy, unless the Insider making the gift has reason to believe that the recipient intends to sell the Company Securities while the Insider is aware of Material Nonpublic Information.

Employee Stock Purchase Plan

The Company’s insider trading policy does not apply to purchases of Company stock in the Company employee stock purchase plan resulting from your periodic withholding of compensation under the plan’s election forms for the purpose of purchasing Company stock.  Instead, your purchase of Company stock under the plan is subject to the terms and conditions of the plan in effect at the time of such purchase.

Inquiries

Your compliance with this Policy is extremely important to you and the Company. If you have any questions about this Policy or its application please address them to the CFO or General Counsel.  Do not try to resolve uncertainties on your own, as the rules relating to insider trading are complex and there can be severe consequences for any violation of the rules.

This Insider Trading Policy is dated March 1, 2023 and supersedes any previous policy of the Company concerning insider trading.

JOHNSON OUTDOORS INC.

ADDENDUM TO INSIDER TRADING POLICY –
PRE-CLEARANCE AND BLACKOUT PROCEDURES

This is an Addendum to the Insider Trading Policy of Johnson Outdoors Inc. (the “Company”).  You should carefully review the Insider Trading Policy along with this Addendum for important terms and definitions that relate to this Addendum, including the definition of Material Nonpublic Information.  This Addendum is in addition to and supplements the Insider Trading Policy.

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum.  This Addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”) and certain designated employees of the Company or its subsidiaries (collectively, “Covered Persons”).  The names of the Covered Persons subject to this Addendum are listed on the attached Schedule 1. The Company may amend Schedule 1 from time to time as necessary to reflect any changes it deems appropriate, such as the appointment, resignation or change in status of any individual.

This Addendum also includes additional procedures designed to address the two- business day Form 4 filing requirement under Section 16.

Blackout Procedures

1.          Quarterly Blackout Periods for Covered Persons.  The period commencing with the consolidation and distribution of the financial results for the second month of each fiscal quarter and ending at the beginning of the second trading day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws.  This sensitivity is due to the fact that the Covered Persons will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “Quarterly Blackout Period.” All Covered Persons are prohibited from trading or engaging in any transaction that involves the purchase or sale of the Company’s securities during the Quarterly Blackout Period.

2.         Event-Specific Blackout Periods. In addition to the Quarterly Blackout Periods, from time to time, Material Nonpublic Information regarding the Company may be pending.  While such information is pending, the Company may impose a special Event- Specific Blackout Period during which the same prohibitions on trading the Company’s securities shall apply.  The Company will notify those persons who are subject to any Event- Specific Blackout Period. All officers, directors, employees, consultants and contractors of the Company and its subsidiaries are urged to remember that even if they are not subject to a Quarterly or Event-Specific Blackout Period, they are still prohibited from the unauthorized disclosure of any Material Nonpublic Information and the misuse of Material Nonpublic Information in securities trading.

3.          Exception for Approved 10b5-1 Plans.  Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans (referred to as 10b5-1 plans) that meet certain requirements. In general, a 10b5-1 plan must be entered into outside of a Blackout Period and at a time in which you do not have Material Nonpublic Information about the Company. In order to have a valid 10b5-1 plan, you must:

(i)          enter into a binding contract to purchase or sell the security;

(ii)         instruction another person to purchase or sell the security for your account; or

(iii)        adopt a written plan for trading securities.

Furthermore, the contract, plan or instructions must:

(i)          specify the amount of securities to be traded, the price at which they will be sold and the date of the transaction;

(ii)          include a formula for determining the amount, price and date; or

(iii)        not permit the trader any influence over how, when or whether to effect a trade and no such influence may in fact be exercised.

If you enter into a 10b5-1 plan which is in writing and approved in advance by the Company’s Chief Financial Officer and its General Counsel, then you may trade in the Company’s securities pursuant to such 10b5-1 plan during a Blackout Period and while otherwise in possession of Material Nonpublic Information. See Addendum to Insider Trading Policy – Rule 10b5-1 Trading Plans.

The Company’s approval of a Covered Person’s Rule 10b5-1 plan does not constitute any advice or assurance to the Covered Person that the plan complies with Rule 10b5-1 or will result in an effective affirmative defense under the rule and such approval shall no way reduce or eliminate any Covered Person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder.  If any questions arise, such person should consult with his or her own counsel in implementing a Rule 10b5-1 plan.

Preclearance of Trades by Covered Persons

The Company has determined that all Covered Persons must refrain from trading in the Company’s securities or engaging in any transaction related to the Company’s securities, even outside of a Blackout Period, without first complying with the Company’s preclearance process.  This preclearance requirement applies to stock option exercises, bona fide gifts and other transactions otherwise excepted from the Insider Trading Policy. Each such person must contact the Company’s Chief Financial Officer and its General Counsel prior to commencing any trade in or transaction related to the Company’s securities, including entering into a 10b5-1 plan.  The Company’s Chief Financial Officer and its General Counsel will consult as necessary with senior management of the Company before clearing any proposed trade.

Additional Information - Directors and Executive Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934. The practical effect of these provisions is that directors and executive officers who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of restricted stock, restricted stock units, an option, a stock appreciation right or any other equity award under the Company’s stock incentive plans, nor the exercise of that option, stock appreciation right or other equity award is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered (a “short sale against the box”). Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All such transactions are prohibited by the Company’s Insider Trading Policy.

This Addendum to the Insider Trading Policy is dated March 1, 2023.

JOHNSON OUTDOORS INC.

ADDENDUM TO INSIDER TRADING POLICY –
RULE 10b5-1 TRADING PLANS

This Policy is an Addendum to the Insider Trading Policy of Johnson Outdoors Inc.; it is in addition to and supplements the Insider Trading Policy. Defined terms have the same meaning as those given in the Insider Trading Policy, unless otherwise noted.

This Policy is designed to allow Insiders the opportunity to trade in Company shares pursuant to a written plan that complies with the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Act”). More specifically, it is intended to allow Insiders the opportunity to trade in Company shares during Quarterly Blackout Periods and Event-Specific Blackout Periods without risk of violating Company policy or federal securities laws, provided such trades comply with the terms of this Addendum. It is intended to offer greater certainty to Insiders when planning transactions in Company stock and greater flexibility in managing their personal financial affairs.

Background on Rule 10b5-1

Section 10 of the Act and Rule 10b5-1 prohibit the purchase or sale of a security on the basis of material non-public information. Rule 10b5-1 provides clarity regarding when trades are made “on the basis of” material non-public information and offers a “safe harbor” in the form of a Rule 10b5-1 trading plan (a “Plan”). A person executing pre-planned trades pursuant to a Plan that was established in good faith when that person was not in possession of material non-public information has an affirmative defense against charges of insider trading, even if actual trades made pursuant to the plan are executed at time when the individual may be in possession of material non-public information and would otherwise be a violation of applicable law. Rule 10b5-1 Plans are therefore considered especially relevant for Insiders.

Applicability of Policy

This Policy applies to all transactions of the Company’s common stock and options for common stock, stock appreciation rights, restricted stock, restricted stock units or other equity awards received under the Company’s stock incentive plan by Insiders pursuant to a pre-established trading plan that complies with the requirements of SEC Rule 10b5-1 and the Plan Requirements outlined below. Establishment of a Plan in compliance with this policy does not negate the prohibitions included in the Company’s Insider Trading Policy, including paragraphs 2 through 7, inclusive.

Plan Requirements

1. The Plan must be entered into in good faith and not as part of a scheme to avoid the prohibitions of federal securities laws and the Insider must act in good faith with respect to his or her Plan.

2.  The person establishing the Plan must not be aware of any material non-public information concerning the Company or its securities at the time the Plan is established.
3. The terms of the Plan must specify the amount, price and date of the transaction(s) or include a written formula for determining the amount, price and date.
4.  The person trading must not exercise any subsequent influence over how, when or whether to enter into transaction(s).
5.  Transactions must be made pursuant to the Plan.

Statement of Policy

1.
Establishment of Plan. An Insider may establish a Plan outside of Quarterly Blackout Periods and Event-Specific Periods when such individual is not aware of any material non-public information. Such individual must certify that s/he is not in possession of material non-public information as part of establishing the Plan. The Plan must be entered in good faith and not as part of a scheme to avoid the prohibitions of federal securities laws. Company approval is required to establish a Plan and the General Counsel is delegated responsibility for reviewing all proposed Plans to ensure that each Plan fully complies with the requirements of this Policy. Only shares that are owned free and clear of any and all restrictions and liabilities may be subject to a Plan. Shares made subject to a Plan may not be transferred outside of such Plan. An Insider may have only one Plan at any time and may not have multiple overlapping plans.  Insiders may only rely on the affirmative defense for a single-trade plan to only one single-trade plan per twelve-month period.

2.
Plan Terms. The Plan must specify the amount, price and date of transaction(s) or include a written formula for determining the amount, price and date of transactions. The Plan should be tailored to the specific needs of the Insider who establishes the Plan.

a.
Amount: The amount may be either a specified number of shares or a specified dollar value of shares. The amount can be linked to an external factor such as the cost of tuition published by a particular college.

b.	Price: A Plan may set minimum or maximum prices or prices that change over time, provided that the price targets or the method for determining the price targets are set forth in the Plan.
c.	Date: A Plan can be designed to initiate a transaction upon a triggering event, such as the due date of a particular financial obligation.
d.
Duration: A Plan’s duration should be designed to meet the needs of the Insider and also avoid the appearance of manipulation. Accordingly, there is no minimum duration of a Plan, but a Plan must terminate by no later than two years from the date it is established. For Company Directors and Section 16 Officers, trading under a Plan may not commence less than 90 days from the date such Plan is adopted or modified or two business days following disclosure in a Form 10-Q or Form 10-K of the Company’s financial results for the quarter in which the Plan was adopted (but not to exceed 120 days following adoption or modification of the Plan), whichever is later. Trading under a Plan adopted by persons other than Company directors and officers may not commence less than 45 days from the date such Plan is established or the end of the then current Quarterly Blackout Period, whichever is later. A Plan may provide for the suspension of trading for certain specified events, including a merger, significant acquisition, corporate restructuring or death of the Insider establishing such Plan.

3.
Modifications and Termination of a Plan. Modifications of a Plan are strongly discouraged absent compelling circumstances and, in such cases, only outside of Quarterly Blackout Periods and Event-Specific Periods when the Insider who established the Plan is not in possession of material non-public information. Termination of a Plan before the end of the Plan period is also strongly discouraged absent unusual circumstances. Insiders who terminate a Plan prematurely may not establish a subsequent Plan earlier than six months from the date of such prior termination.

4.
Third Party Execution of Plan. The third party who will execute trades under a Plan (the “administering broker”) must have no discretion or exercise any influence over how, when or whether to trade Company shares subject to a Plan. Once a Plan has been established, an Insider may have no further contact with the administering broker regarding the Plan (other than notification that trades have been executed).

5.	Regulatory Reporting Requirements. Trades in Company shares must still comply with other regulatory reporting requirements, including Forms 3, 4 and 5, Schedules 13D and 13G.
6.	Trades Outside of Plan. Insiders who establish a Plan are strongly discouraged from entering into transactions in Company shares outside such Plan during its duration.
7.	Disclosure. The Company reserves the right to disclose relevant information related to the adoption, modification, termination or suspension of any Plan established by an Insider.

Inquiries

Your compliance with this policy is extremely important to you and the Company. If you have any questions about this Policy Addendum or its application, please address them to the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading and Rule 10b5-1 plans are complex and there can be severe consequences for any violation of the rules.

This Policy Addendum is dated March 1, 2023.

Date

SCHEDULE 1

JOHNSON OUTDOORS INC.
OFFICERS, DIRECTORS AND OTHER PERSONNEL SUBJECT TO
SECTION 16 AND PRECLEARANCE

1.	Directors:

Name

2.	Officers (including officers who are also directors):

Name	Title

3.	Additional Employees Subject to Blackout Period and Preclearance of Trades:

Name	Title

2

JOHNSON OUTDOORS INC.
INSIDER TRADING COMPLIANCE PROGRAM
PRECLEARANCE CHECKLIST

Individual Proposing to Trade or Enter into any Transaction
Involving a Security of the Company:

Proposed Trade or Transaction, incl. no. shares:

Manner of Trade or Transaction:

Proposed Trade Date or Transaction Date:

Please review the requirements below and confirm as appropriate. If you are confirming a statement please check that box, if the statement is not applicable please check that box.

Blackout Period.  Confirm that the trade or transaction will be made or entered into outside the Company’s “Blackout Period.” Confirmed ☐

Section 16 Compliance.  Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade or transaction will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
Confirmed ☐    N/A ☐

Form 4. Confirm, if a Form 4 filing is required, that it has been or will be completed and will be timely filed.  Confirmed ☐   N/A ☐

Prohibited Trades.  Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction. Confirmed  ☐   N/A ☐

Rule 144 Compliance. If Rule 144 is not applicable, check here ☐

Confirm, if Rule 144 compliance is applicable:

i.   Current public information requirements have been met (i.e., all 10-K, 10-Q and other reports during the last twelve months have been filed); Confirmed ☐

ii.  Shares are not restricted or, if restricted, the applicable holding period has been met;
Confirmed ☐

iii. Volume limitations (greater of 1% of outstanding Common Stock or average weekly trading volume last four weeks) are not exceeded (confirm the individual is not part of an aggregate group); Confirmed ☐

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iv.  The manner of sale requirements have been met (“broker’s transaction” or directly with market maker); and Confirmed  ☐

v.  The Form 144 notice has been completed and filed. Confirmed ☐

Rule 10b-5 Concerns. Confirm that:

i.  The individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public;  Confirmed ☐

ii.  The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer which the individual believes may be material; and Confirmed ☐

iii.  There are no events which have imposed a special prohibition upon this individual that precludes the individual from trading or entering into any transaction involving the Company’s securities.  Confirmed ☐

Signature of Chief Financial Officer

Date:

Signature of General Counsel

Date:

I am not trading, or if applicable, making a gift, on Material Nonpublic Information.

Signature of Individual

Date:

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